Exhibit 99.01

Excerpts from Securitization Documentation Detailing OG&E Oklahoma Customer Information

OG&E is a regulated electric company that generates, transmits, distributes and sells electric energy in Oklahoma and western Arkansas. OG&E is a corporation organized under the laws of the State of Oklahoma and is a wholly-owned subsidiary of OGE Energy. The Bonds do not constitute a debt, liability or other legal obligation of OG&E, OGE Energy or any of their Affiliates.

OG&E's rates are subject to regulation by the Oklahoma Corporation Commission (the "Commission"), the Arkansas Public Service Commission and the Federal Energy Regulatory Commission.

OG&E is the largest electric company in Oklahoma. OG&E's current service territory covers approximately 30,000 square miles in Oklahoma and western Arkansas and, as of December 31, 2022, supplies electric service to approximately 889,000 customers.

Customer Base and Energy Consumption

The following tables show the electricity usage billed to Customers, electric billed revenues and number of Customers for each revenue-reporting customer class for the five preceding years within Oklahoma. There can be no assurances that the retail electricity sales, retail electric revenues and number of retail Customers or the composition of any of the foregoing will remain at or near the levels reflected in the following tables.

	Energy Usage (As Measured by MWh) by Customer Class and Percentage Composition
Customer Class	2018		2019		2020		2021		2022
Residential	8,960,549	35.27%	8,962,631	34.80%	8,694,846	35.40%	8,908,131	35.41%	9,494,144	35.00%
Commercial	7,329,888	28.85%	6,463,937	25.10%	5,703,393	23.22%	6,107,746	24.28%	7,124,463	26.26%
Industrial	2,797,445	11.01%	3,201,976	12.43%	3,214,920	13.09%	3,176,032	12.62%	3,199,623	11.80%
Oilfield	3,352,333	13.19%	4,240,978	16.46%	4,238,387	17.25%	4,210,079	16.73%	4,411,711	16.26%
Public Authorities and Street lights	2,968,299	11.68%	2,888,089	11.21%	2,712,452	11.04%	2,756,596	10.96%	2,896,775	10.68%
Total	25,408,514	100.00%	25,757,611	100.00%	24,563,998	100.00%	25,158,584	100.00%	27,126,716	100.00%

The Service Level of each Customer is determined by OG&E based on the nominal standard voltage of such Customer’s connection to the OG&E electric transmission and distribution system. Securitization Charge allocations are based on the actual daily kWh usage for each Service Level for the period of emergency during Winter Storm Uri, February 7, 2021 to February 21, 2021.

	Energy Usage (As Measured by MWh) by Service Level and Percentage Composition
Service Level	2018		2019		2020		2021		2022
S/L 1	818,363	3.22%	859,078	3.34%	805,909	3.28%	800,559	3.18%	795,924	2.93%
S/L 2	4,769,689	18.77%	5,021,368	19.49%	4,920,100	20.03%	4,915,069	19.54%	5,594,476	20.62%
S/L 3	1,908,162	7.51%	1,986,925	7.71%	1,759,575	7.16%	1,863,227	7.41%	2,038,536	7.51%
S/L 4	609,295	2.40%	582,918	2.26%	562,723	2.29%	498,670	1.98%	464,552	1.71%
S/L 5	17,303,006	68.10%	17,307,323	67.19%	16,515,690	67.24%	17,081,059	67.89%	18,233,229	67.22%
Total	25,408,515	100.00%	25,757,612	100.00%	24,563,997	100.00%	25,158,584	100.00%	27,126,716	100.00%

	Energy Usage (As Measured by MWh) by Customer Class and Percentage Composition
Customer Class	2018		2019		2020		2021		2022
S/L 1	818,363	3.22%	859,078	3.34%	805,909	3.28%	800,559	3.18%	795,924	2.93%
Commercial	92,879	11.35%	108,738	12.66%	39,132	4.86%	48,302	6.03%	47,244	5.94%
Industrial	85,436	10.44%	112,421	13.09%	122,756	15.23%	120,517	15.05%	98,430	12.37%
Oilfield	170,114	20.79%	261,461	30.44%	292,773	36.33%	280,499	35.04%	283,025	35.56%
Public Authorities and Street lights	469,935	57.42%	376,458	43.82%	351,249	43.58%	351,242	43.87%	367,224	46.14%
S/L 2	4,769,689	18.77%	5,021,368	19.49%	4,920,100	20.03%	4,915,069	19.54%	5,594,476	20.62%
Commercial	873,309	18.31%	264,092	5.26%	46,272	0.94%	50,364	1.02%	515,844	9.22%
Industrial	1,393,165	29.21%	1,675,201	33.36%	1,718,950	34.94%	1,760,302	35.81%	1,788,810	31.97%
Oilfield	2,014,960	42.25%	2,564,943	51.08%	2,621,638	53.28%	2,613,095	53.16%	2,752,161	49.19%
Public Authorities and Street lights	488,255	10.24%	517,132	10.30%	533,239	10.84%	491,308	10.00%	537,660	9.61%
S/L 3	1,908,162	7.51%	1,986,925	7.71%	1,759,575	7.16%	1,863,227	7.41%	2,038,536	7.51%
Commercial	443,161	23.22%	434,776	21.88%	312,567	17.76%	335,316	18.00%	451,761	22.16%
Industrial	433,335	22.71%	437,330	22.01%	417,591	23.73%	426,243	22.88%	421,649	20.68%
Oilfield	761,652	39.92%	844,784	42.52%	782,412	44.47%	819,374	43.98%	865,288	42.45%
Public Authorities and Street lights	270,013	14.15%	270,035	13.59%	247,005	14.04%	282,295	15.15%	299,837	14.71%
S/L 4	609,295	2.40%	582,918	2.26%	562,723	2.29%	498,670	1.98%	464,552	1.71%
Commercial	173,774	28.52%	43,588	7.48%	41,528	7.38%	45,087	9.04%	52,903	11.39%
Industrial	164,265	26.96%	179,339	30.77%	185,481	32.96%	121,126	24.29%	92,307	19.87%
Oilfield	95,401	15.66%	191,907	32.92%	180,374	32.05%	173,126	34.72%	172,921	37.22%
Public Authorities and Street lights	175,856	28.86%	168,083	28.83%	155,341	27.61%	159,331	31.95%	146,421	31.52%
S/L 5	17,303,006	68.10%	17,307,323	67.19%	16,515,690	67.24%	17,081,059	67.89%	18,233,229	67.22%
Residential	8,960,549	51.79%	8,962,632	51.79%	8,694,845	52.65%	8,908,131	52.15%	9,494,144	52.07%
Commercial	5,746,765	33.21%	5,612,743	32.43%	5,263,895	31.87%	5,628,678	32.95%	6,056,710	33.22%
Industrial	721,245	4.17%	797,685	4.61%	770,142	4.66%	747,844	4.38%	798,427	4.38%
Oilfield	310,206	1.79%	377,882	2.18%	361,191	2.19%	323,985	1.90%	338,316	1.86%
Public Authorities and Street lights	1,564,240	9.04%	1,556,382	8.99%	1,425,617	8.63%	1,472,420	8.62%	1,545,632	8.48%
Total	25,408,515	100.00%	25,757,612	100.00%	24,563,997	100.00%	25,158,584	100.00%	27,126,716	100.00%

	Revenues by Customer Class Percentage Composition in Oklahoma (Dollars in millions)
Customer Class	2018		2019		2020		2021		2022
Residential	$870.82	45.32%	$819.42	44.91%	$816.49	46.15%	$856.28	45.73%	$1,084.26	43.90%
Commercial	551.49	28.70%	473.96	25.98%	443.20	25.05%	485.54	25.93%	668.67	27.07%
Industrial	149.30	7.77%	154.59	8.47%	155.97	8.81%	159.48	8.52%	209.51	8.48%
Oilfield	152.58	7.94%	179.49	9.84%	182.90	10.34%	187.21	10.00%	261.18	10.57%
Public Authorities and Street lights	197.09	10.26%	197.09	10.80%	170.84	9.66%	184.07	9.83%	246.50	9.98%
Total	$1,921.28	100.00%	$1,824.55	100.00%	$1,769.40	100.00%	$1,872.58	100.00%	$2,470.12	100.00%

	Number of Customers and Percentage Composition in Oklahoma as of December 31 of the Year Shown Below
Customer Class	2018		2019		2020		2021		2022
Residential	669,401	85.60%	675,375	85.50%	683,034	85.51%	691,891	85.34%	699,210	85.31%
Commercial	88,360	11.30%	89,211	11.29%	90,732	11.36%	93,785	11.57%	95,389	11.64%
Industrial	2,436	0.31%	2,595	0.33%	2,366	0.30%	2,258	0.28%	2,152	0.26%
Oilfield	6,351	0.81%	7,017	0.89%	6,769	0.85%	6,752	0.83%	6,740	0.82%
Public Authorities and Street lights	15,496	1.98%	15,758	1.99%	15,883	1.99%	16,028	1.98%	16,132	1.97%
Total	782,044	100.00%	789,956	100.00%	798,784	100.00%	810,714	100.00%	819,623	100.00%

Percentage Concentration Within Large Commercial Customers

For the year ended December 31, 2022, the ten largest Customers represented approximately 12.4% of total energy usage in Oklahoma and approximately 7.3% of OG&E’s total revenues in Oklahoma. All ten Customers are industrial and oilfield class accounts. There are no material concentrations in the residential and commercial classes.

Credit Policy

OG&E's current business practice requires new business customers to provide a security deposit in the form of cash, bond or irrevocable letter of credit that is refunded when the account is closed. New residential customers whose outside credit scores indicate an elevated risk are required to provide a security deposit that is refunded based on customer protection rules promulgated by the Commission. The payment behavior of all existing customers is continuously monitored, and, if the payment behavior indicates sufficient risk within the meaning of the applicable utility regulation, customers will be required to provide a security deposit.

Billing Process

OG&E bills its Customers on average every 30 days. For the year ended December 31, 2022, OG&E mailed out an average of 42,500 bills on each business day to its Customers. For accounts with potential billing error exceptions, reports are generated for manual review. This review examines accounts that have abnormally high or low bills, potential meter-reading errors, possible meter malfunctions and/or unbilled accounts.

Collection, Termination of Service and Write-Off Policy

OG&E receives approximately 20% of its total bill payments via U.S. mail. Approximately 80% of bill payments are received via electronic payments. Bills are due 21 calendar days after the issue date at which time they are considered delinquent. Delinquent customers are sent a notice to encourage payment within 10 days and accounts become eligible for disconnect after the passage of these 10 days. For the year ended December 31, 2022, approximately 2.1% of total billed retail revenue became eligible for disconnect and 38.7% of those eligible were disconnected. Approximately 97.4% of accounts disconnected for nonpayment ultimately make full payment and have service restored.

If service is terminated, the customer is required to pay all past due amounts as well as a $21 reconnection fee in order to resume service as of the date of this official statement. After service termination due to non-payment a final bill including all unpaid amounts and net of deposits paid is issued within 10 business days. After service termination by customer request, a final bill including all unpaid amounts and net of deposits paid is issued the following business day. Unpaid final bills are written off approximately 180 days after the final bill is issued. Amounts written off are assigned to outside collection agencies and are reported to all three credit reporting agencies. Dollars recovered are netted against actual write-offs.

OG&E may change its credit, billing, collections and termination/restoration of service policies and procedures from time to time. It is expected that any such changes would be designed to enhance OG&E’s ability to bill and collect customer charges on a timely basis.

Annual Forecast Variance

The following table sets forth information related to annual forecast variance for ultimate electric delivery for the past five years. Variances between actual sales and forecasted sales can be caused by a number of factors, though the primary drivers are unexpected extreme temperatures, which can cause actual sales volumes to be higher or unexpected mild temperatures, which can cause actual sales volumes to be lower. For 2020 and 2021, the primary driver of variances between the forecast and actual sales volumes is changes in behavior in response to COVID.

	Annual Forecast Variance For Ultimate Electric Delivery (MWh)
	2018	2019	2020	2021	2022

S/L 1
Forecast MWh	638,920	797,648	860,041	858,415	855,100
Weather Normalized Actuals MWh	750,557	857,790	795,806	811,509	795,924
Variance (%)	17.5%	7.5%	-7.5%	-5.5%	-6.9%
S/L 2
Forecast MWh	4,594,197	5,281,492	5,058,791	5,034,069	4,931,750
Weather Normalized Actuals MWh	4,836,345	5,026,112	4,904,643	4,926,382	5,559,893
Variance (%)	5.3%	-4.8%	-3.0%	-2.1%	12.7%
S/L 3
Forecast MWh	1,898,373	1,636,513	2,039,978	1,916,903	1,975,459
Weather Normalized Actuals MWh	1,912,686	1,946,601	1,763,417	1,866,761	2,023,875
Variance (%)	0.8%	18.9%	-13.6%	-2.6%	2.5%
S/L 4
Forecast MWh	561,924	535,054	572,847	545,964	517,092
Weather Normalized Actuals MWh	602,578	622,397	561,943	498,670	474,136
Variance (%)	7.2%	16.3%	-1.9%	-8.7%	-8.3%
S/L 5
Forecast MWh	17,207,720	17,287,205	17,302,033	17,167,836	17,632,924
Weather Normalized Actuals MWh	16,945,292	17,049,119	16,748,859	17,278,746	17,576,608
Variance (%)	-1.5%	-1.4%	-3.2%	0.6%	-0.3%
Total
Forecast MWh	24,901,134	25,537,912	25,833,690	25,523,187	25,912,325
Weather Normalized Actuals MWh	25,047,458	25,502,019	24,774,668	25,382,068	26,430,435
Variance (%)	0.6%	-0.1%	-4.1%	-0.6%	2.0%

Write-off and Delinquency Experience

The following tables set forth information relating to the total billed revenues and write-off experience for the past five years. Such historical information is presented because OG&E’s actual experience with respect to write-offs and delinquencies may be indicative of its future experience, which will affect the timing of WEC Collections. OG&E does not expect, but there can be no certainty, that the delinquency or write-off experience with respect to WEC Collections will differ substantially from the rates indicated. Write-off and delinquency data is affected by factors such as the overall economy, weather and changes in collection practices. The net write-off and delinquency experience is expected, but there can be no certainty, to be similar to OG&E’s previous experience.

The following table shows total OG&E revenues for the past five calendar years for each customer class.

	Billed Revenue by Customer Class (Dollars in millions)
Customer Class	2018	2019	2020	2021	2022
Residential	$870.81	$819.42	$816.49	$856.28	$1,084.26
Commercial	551.49	473.96	443.20	485.54	668.67
Industrial	149.30	154.59	155.97	159.48	209.51
Oilfield	152.58	179.49	182.90	187.21	261.18
Public Authorities and Street Lights	197.09	180.74	190.84	184.07	246.50
Total	$1,921.27	$1,808.20	$1,789.40	$1,872.58	$2,470.12

The following table shows gross write-offs for electricity and gross write-offs as a percentage of total billed revenue for the past five years in Oklahoma.

Gross Write-Offs as a Percentage of Revenues

	As of December 31,
(Dollars in thousands)	2018	2019	2020	2021	2022
Billed Electric Revenues	$1,921,274	$1,808,199	$1,769,407	$1,872,565	$2,470,119
Gross Write-Offs	$6,304	$5,387	$5,013	$6,030	$5,657
Percentage of Billed Revenues	0.33%	0.30%	0.28%	0.32%	0.23%

The following table shows total OG&E net write-offs and total net write-offs as a percentage of total electric billed revenue for the past five years in Oklahoma. Net write-offs include amounts recovered by OG&E from deposits, bankruptcy proceedings and payments received after an account has been either written-off by OG&E or transferred to one of its external collection agencies.

Net Write-Offs as a Percentage of Revenues

	As of December 31,
(Dollars in thousands)	2018	2019	2020	2021	2022
Billed Electric Revenues	$1,921,274	$1,808,199	$1,769,407	$1,872,565	$2,470,119
Net Write-Offs	$3,560	$2,695	$2,086	$3,066	$3,325
Percentage of Billed Revenues	0.19%	0.15%	0.12%	0.16%	0.13%

Delinquencies

The following table sets forth information relating to the delinquency experience of OG&E for residential, commercial, industrial, oilfield and public authorities and street lights as of December 31 of each of the five preceding years.

Customer Delinquency Data*
	Delinquencies as Percentage of Total Billed Revenues/Average Days Outstanding
	2018	2019	2020	2021	2022
30-59 days	2.7%	2.8%	5.6%	5.1%	4.0%
60-89 days	2.0%	2.1%	2.3%	3.3%	3.3%
90 days or more	2.5%	3.4%	7.3%	5.9%	4.7%
Total	7.2%	8.3%	15.2%	14.3%	12.0%
Average Days Outstanding	25.6	25.1	26.5	26.7	27.0

______________________
* Delinquency calculations are based on arrears, revenue, and write-off data provided by OG&E.

Where to Find Additional Information About OG&E and OGE Energy. OGE Energy files periodic reports with the SEC as required by the Exchange Act. Reports filed with the SEC are available for inspection without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of periodic reports and exhibits thereto may be obtained at the above location at prescribed rates. Information as to the operation of the public reference facilities is available by calling the SEC at 1-800-SEC-0330. Information filed with the SEC can also be inspected at the SEC’s website, http://www.sec.gov. OGE Energy’s filings are accessible at http://www.oge.com. Information on OGE Energy’s website or filed with the SEC is not incorporated by reference into this exhibit.